Exhibit 10.17
Derek Raphael & Company Limited
Golden Phoenix Minerals, Inc.
3595 Airway Drive, Suite #405
Reno, Nevada
USA 89511
August 18, 2004
Purchase Confirmation No.
Dear Sirs,
Re: Unroasted Molybdenum Concentrates
We herewith confirm that we have bought from you and you have sold to us:

Material:	Unroasted Molybdenum Concentrates produced by the Ashdown mine in Humboldt County, Nevada, USA.

Quantity:	100% of the production of the Ashdown Mine, which is currently foreseen annually as 1.5 to 2.0 million lbs Mo contained and to be increased in future years in conjunction with development of the orebody and construction of a permanent mill.

Packing:	In bulk bags on pallets.
Time of Delivery:	Shall be for the entire mine life of the Ashdown Mine – To be shipped in monthly quantities evenly spread throughout the course of each year. First shipments are expected during the 4th quarter of 2004 and are to continue throughout the life of the mine.

Delivered:	FOB truck, Ashdown minesite.
Price:	99% of the Metals Week Monthly Average Dealer Oxide price as published once a month in the Platts Metals Week for the quotational period less the applicable discount. The applicable discount for each Calendar Year shall be mutually agreed upon between Buyer and Seller no later than October 1st of the preceding year.

Quotational Period:	The month after the month of delivery.

Payment:	Payment will be made against Original Provisional Documents with remittance by telegraphic transfer 30 days after receipt of documents.

For Provisional Invoicing purposes the average of the last two known.

Metals Week weekly prices shall be used for pricing.

Final settlement will be made after determination of final prices, weights and assays.

Quality:	Mo 50% min
Zn 0.05% max
Pb 0.05% max
Insol 3.5% max
Oil + H2O 8.0% max
Ca 0.5% max
Bi 0.05% max
P 0.05% max
As 0.05% max
W 0.05% max
Sb 0.05% max

Documentation:	1. Minesite delivery note and weight list
2. Provisional Commercial Invoice
3. Sellers Weight/Analysis Certificate
4. Certificate of Origin (if required by Buyer)

Weight, Sampling, Moisture and Oil Determination, Mo Determination:	Option 1
To be determined at destination works. These operations to be carried out by the receiving works. These results are to be considered as final, but Seller has the right to dispute the findings, in which case a mutually agreeable independent surveyor will be nominated to re-do these operations, with the cost for the loser’s account.

Option 2
To be determined at destination works or at minesite. These operations to be carried out by a mutually agreed independent surveyor and whose costs will be shared equally between Buyer and Seller. These results will be considered as final, but Seller/Buyer have the right to dispute the findings, in which case a sample will be sent by the first independent surveyor to a second mutually agreed independent surveyor whose result will be final.

Assays for Mo content shall follow standard practices, recognized by the industry throughout the world, on a dry de-oiled basis.

Title and Risk of Loss:	Title to and risk of loss of concentrates shall pass from Seller to Buyer upon completion of the loading of concentrates on board truck at the Ashdown minesite.

Jurisdiction:	This Agreement shall be construed in accordance with and governed by the laws of Nevada.

Hardship Clause:	If, due to adverse economic conditions either Buyer or Seller endures unexpected hardship for a period of six months or more, they have the right to mutually agree to renegotiate relevant terms of contract.

The Hardship must be clearly demonstrated to the other party that it is not economic to continue with the contract.

Change of Ownership:	In the event that there is a friendly or hostile takeover of Golden Phoenix Minerals, Inc. or any other event that results in a change of ownership, this Contract shall remain in full force and effect for the duration of Ashdown mine life.
For and on behalf of
Derek Raphael and Company Limited
Andrew D. Raphael
Accepted:

Date:
Michael Fitzsimonds
President
Golden Phoenix Minerals, Inc.